Company Contact: Eric K. Hagen	October 28, 2015
Title: Vice President, Investor Relations	For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Third Quarter 2015 Financial and Operating Results

• Q3 2015 Production Averaged 160,590 BOE/d after 8,700 BOE/d of Q2 2015 Property Sales

• Q3 2015 Discretionary Cash Flow Totals $280 Million

• Enhanced Completions Contribute to 44% Quarter-over-Quarter Productivity Increases in Williston Basin

• Enhanced Completion Pad at Cassandra Prospect Tests at Average Rate of 5,224 BOE/d per Well

• Announces $400 Million of Total Asset Sales Year-to-Date

• Credit Commitments Unchanged at $3.5 Billion, Zero Drawn at September 30, 2015

DENVER – October 28, 2015 – Whiting’s (NYSE: WLL) production in the third quarter 2015 totaled 14.8 million barrels of oil equivalent (MMBOE), 89% crude oil/natural gas liquids (NGLs).  Third quarter 2015 production averaged 160,590 barrels of oil equivalent per day (BOE/d) after 8,700 BOE/d of Q2 2015 property sales.  This represents a 38% increase over the third quarter 2014.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “Our third quarter results demonstrate we remain on track to balance capital spending and cash flow in 2016 at approximately $1.0 billion while maintaining our longer term growth profile.  Total capital expenditures decreased 46% from the second quarter while production adjusted for asset sales was relatively flat.  We spent $266 million in our core Williston Basin Bakken/Three Forks and DJ Basin plays in the third quarter, largely before we dropped three rigs to reach our fourth quarter eight rig program.  Non-operated spending and facilities spending during the quarter were $58 million and $32 million, respectively.  As they decline during the fourth quarter, we anticipate total capex under $300 million.

In addition, we expect production in the fourth quarter to benefit from the continuing transition to high volume, enhanced completions as evidenced by the outstanding results at our P Johnson pad, which tested an average rate per well of 5,224 BOE/d.  The pad incorporated 7.0 million pounds of sand per completion versus our typical 5.0 million pound completion.”

Mr. Volker continued, “We continue to maintain a strong financial position.  Year-to-date, we have sold approximately $400 million of assets and anticipate further non-core asset sales by year end. We ended the third quarter with nothing drawn on our $4.0 billion borrowing base.  Our credit commitments from our banks under our borrowing base remain unchanged at $3.5 billion.  This demonstrates the confidence our banking group has in the quality of our assets and in our strategic plan.  Our strong liquidity position and focus on enhancing returns through cost control and technology improvements provides us the financial flexibility to continue realizing the value of our premier asset base in the current pricing environment.”

Operating and Financial Results

The following table summarizes the operating and financial results for the third quarter of 2015 and 2014, including non-cash charges recorded during the quarter ended September 30, 2015:

	Three Months Ended
	September 30,
	2015	2014
Production (MBOE/d)	160.59	116.67
Discretionary cash flow-MM (1)	$279.9	$538.2
Realized price ($/BOE)	$37.86	$74.88
Total revenues-MM	$508.0	$813.1
Net income (loss) available to common shareholders-MM (2)(3)(4)	$(1,865.1)	$158.0
Per basic share	$(9.14)	$1.33
Per diluted share	$(9.14)	$1.32
Adjusted net income (loss) available to common shareholders-MM (5)	$(35.4)	$148.7
Per basic share	$(0.17)	$1.25
Per diluted share	$(0.17)	$1.24

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the three months ended September 30, 2015, net loss available to common shareholders included $153 million of pre-tax, non-cash derivative gains or $0.47 per basic and diluted share after tax. For the three months ended September 30, 2014, net income available to common shareholders included $25 million of pre-tax, non-cash derivative gains or $0.13 per basic and diluted share after tax.

(3)
For the three months ended September 30, 2015, this amount includes $1.7 billion in non-cash pre-tax impairment charges for the partial write-down of our North Ward Estes field in Texas and other non-core proved and unproved oil, gas and CO2 properties that are not currently being developed due to depressed oil and gas prices.  The Company did not recognize any impairment write-downs with respect to its proved oil and gas or CO2 properties during the 2014 period presented.

(4)
During the three months ended September 30, 2015, goodwill related to the acquisition of Kodiak Oil and Gas Corp. in December 2014 (the “Kodiak Acquisition”) with a carrying amount of $870 million was written down to a fair value of zero, resulting in a non-cash impairment charge of $870 million, which resulted from lower commodity prices.  The Company did not recognize any goodwill impairment write-downs during the 2014 period presented.

(5)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

The following table summarizes the first nine months operating and financial results for 2015 and 2014, including non-cash charges recorded during the nine months ended September 30, 2015:

	Nine Months Ended
	September 30,
	2015	2014
Production (MBOE/d)	165.90	108.89
Discretionary cash flow-MM (1)	$909.8	$1,576.4
Realized price ($/BOE)	$40.22	$78.88
Total revenues-MM	$1,627.3	$2,389.0
Net income (loss) available to common shareholders-MM (2)(3)(4)	$(2,120.5)	$418.5
Per basic share	$(11.01)	$3.52
Per diluted share	$(11.01)	$3.48
Adjusted net income (loss) available to common shareholders-MM (5)	$(65.4)	$442.7
Per basic share	$(0.34)	$3.72
Per diluted share	$(0.34)	$3.69

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the nine months ended September 30, 2015, net loss available to common shareholders included $32 million of pre-tax, non-cash derivative losses or $0.10 per basic and diluted share after tax. For the nine months ended September 30, 2014, net income available to common shareholders included $20 million of pre-tax, non-cash derivative losses or $0.10 per basic and diluted share after tax.

(3)
For the nine months ended September 30, 2015, this amount includes $1.7 billion in non-cash pre-tax impairment charges for the partial write-down of our North Ward Estes field in Texas and other non-core proved and unproved oil, gas and CO2 properties that are not currently being developed due to depressed oil and gas prices.  The Company did not recognize any impairment write-downs with respect to its proved oil and gas or CO2 properties during the 2014 period presented.

(4)
During the nine months ended September 30, 2015, goodwill related to the Kodiak Acquisition with a carrying amount of $870 million was written down to a fair value of zero, resulting in a non-cash impairment charge of $870 million, which resulted from lower commodity prices.  The Company did not recognize any goodwill impairment write-downs during the 2014 period presented.

(5)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

No Change to $3.5 Billion of Credit Commitments

In October, the lenders under Whiting’s revolving credit agreement completed their semi-annual redetermination of the borrowing base.  Under their current price deck, lenders set a $4.0 billion borrowing base. There was no change to the $3.5 billion in aggregate commitments.  There were no changes to the interest rates, fees or repayment terms of the credit line, which matures in December 2019.  Whiting and its lenders also agreed to extend the 2.5 to 1.0 senior secured debt to EBITDAX covenant and institute a 2.25 to 1.0 EBITDAX to consolidated cash interest charges covenant.  Both remain in effect through March 31, 2018.  Whiting is well within both these covenants.  No funds were drawn on the credit facility as of September 30, 2015.

$400 Million of Total Asset Sales Year-to-Date

Year-to-date, Whiting has completed a total of approximately $400 million of non-core asset sales with estimated remaining 2015 production of 11.6 MBOE/d.  This includes a package of older, conventional, operated and non-operated properties located in the Rockies, Permian and Gulf Coast areas, which was sold to private buyers for $52 million subsequent to the end of the quarter.  The effective date for the sale is October 1, 2015 and the closing date is scheduled to occur on November 12, 2015.  Estimated remaining 2015 production is 2,500 BOE/d.

Operations Update

Core Development Areas

Williston Basin Development

We hold 1,067,587 gross (667,668 net) acres in the Williston Basin of North Dakota and Montana.  In the third quarter 2015, production from the Bakken/Three Forks averaged 130,895 BOE/d.  The Bakken/Three Forks represented 82% of Whiting’s total third quarter production.

Enhanced Completions Contribute to 44% Quarter-over-Quarter Productivity Increases in Williston Basin.  We continue to test larger volume completions across our acreage in the Williston Basin.  In the third quarter, we completed 34 operated wells with average sand volumes of 5.2 million pounds that produced for 30 or more days.  This compares to 54 operated wells with average sand volumes of 3.5 million pounds in the second quarter.  Wells completed during the third quarter achieved an average 30-day rate of 1,102 BOE/d, which was 44% better than the second quarter wells. The average estimated completed well cost for the third quarter was $6.6 million down from approximately $8.0 million in 2014.

Enhanced Completion Pad at Cassandra Prospect Tests at Average Rate of 5,224 BOE/d per Well.  Between August 31, 2015 and September 7, 2015, Whiting completed a two well pad at its Cassandra Prospect in Williams County, North Dakota. The P Johnson 153-98-1-6-7-16HA tested at a 24-hour initial production rate of 5,062 BOE/d from the Middle Bakken formation.  The P Johnson 153-98-1-6-7-16H tested at a 24-hour initial production rate of 5,386 BOE/d from the Middle Bakken formation. These are the highest test rates recorded by Whiting at its Cassandra Prospect.  Both wells were completed with a hybrid-style completion, 7.0 million pounds of sand per well and have an estimated completed well cost of approximately $6.9 million also down from approximately $8.0 million in 2014.

Denver Julesburg Basin Development

We hold a total of 147,472 gross (118,436 net) acres in our Redtail field, located in the Denver Julesburg Basin in Weld County, Colorado.  Whiting has established production in four zones, the Niobrara “A”, “B” and “C” zones and the Codell/Fort Hays formations.  Net production from the Redtail field averaged 16,575 BOE/d in the third quarter 2015. The next significant round of completions at Redtail is scheduled for the first quarter 2016.

Construction at phase two of our Redtail gas plant was completed during the third quarter.  This expands plant inlet capacity to 50 MMcf/d from 20 MMcf/d. The expanded gas plant will allow for planned development of the field in an environmentally responsible manner as we profitably capture the gas and NGLs produced at the field.

Other Financial and Operating Results

The following table summarizes the Company's net production and commodity price realizations for the quarters ended September 30, 2015 and 2014:

	Three Months Ended
	September 30,
	2015	2014	Change
Production
Oil (MMBbl)	11.70	8.54	37%
NGLs (MMBbl)	1.49	0.91	64%
Natural gas (Bcf)	9.53	7.72	23%
Total equivalent (MMBOE)	14.77	10.73	38%

Average sales price
Oil (per Bbl):
Price received	$39.45	$86.78	(55%)
Effect of crude oil hedging (1)	4.72	(0.16)
Realized price	$44.17	$86.62	(49%)
Weighted average NYMEX price (per Bbl) (2)	$46.52	$97.16	(52%)
NGLs (per Bbl):
Realized price	$10.55	$36.01	(71%)
Natural gas (per Mcf):
Realized price	$2.83	$4.08	(31%)
Weighted average NYMEX price (per Mcf) (2)	$2.74	$4.07	(33%)

(1)
Whiting received $55 million and paid $1 million in pre-tax cash settlements on its crude oil hedges during the third quarter of 2015 and 2014, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)	Average NYMEX prices weighted for monthly production volumes.

Third Quarter and First Nine Months 2015 Costs and Margins

A summary of production, cash revenues and cash costs on a per BOE basis is as follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(per BOE, except production)
Production (MMBOE)	14.77	10.73	45.29	29.73

Sales price, net of hedging	$37.86	$74.88	$40.22	$78.88
Lease operating expense	8.50	11.56	9.61	12.02
Production tax	3.00	6.44	3.21	6.66
Cash general & administrative	2.54	2.89	2.50	2.96
Exploration	1.43	1.12	2.38	1.67
Cash interest expense	4.83	3.51	4.75	3.75
Cash income tax expense (benefit)	(0.03)	(0.06)	(0.01)	0.26
	$17.59	$49.42	$17.78	$51.56

Third Quarter and First Nine Months 2015 Drilling and Expenditures Summary

The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three and nine months ended September 30, 2015.

Gross/Net Wells Completed
	Producing	Non-Producing	Total New Drilling	% Success Rate	CAPEX (in MM)
Q3 15	110 / 47.59	0 / 0	110 / 47.59	100% / 100%	$ 403.4 (1)
9M 15	486 / 234.2	1 / 0.9	487 / 235.1	99.8% / 99.6%	$ 1,989.9 (2)

(1)	Includes $58 million for non-operated drilling and completion, $5 million for land, $32 million for facilities and $11 million in drilling rig early termination fees.
(2)	Includes $269 million for non-operated drilling and completion, $26 million for land, $124 million for facilities and $76 million in drilling rig early termination fees.

Outlook for Fourth Quarter and Full-Year 2015

The following table provides guidance for the fourth quarter and full-year 2015 based on current forecasts.

Guidance
	Fourth Quarter	Full-Year
	2015	2015
Production (MMBOE)(1)	13.9 - 14.3	59.2 - 59.6
Lease operating expense per BOE	$ 8.00 - $ 8.50	$ 9.10 - $ 9.50
General and administrative expense per BOE	$ 2.90 - $ 3.10	$ 2.90 - $ 3.10
Interest expense per BOE	$ 5.90 - $ 6.30	$ 5.40 - $ 5.80
Depreciation, depletion and amortization per BOE	$ 20.75 - $ 21.75	$ 20.30 - $ 20.90
Production taxes (% of sales revenue)	8.6% - 8.8%	8.6% - 8.8%
Oil price differentials to NYMEX per Bbl (2)	($ 7.00) - ($ 8.00)	($ 7.50) - ($ 8.50)
Gas price differential to NYMEX per Mcf	($ 0.60) - ($ 0.20)	($ 0.60) - ($ 0.20)

(1)	Does not include the impact of 2,500 BOE/d sold subsequent to end of the third quarter.
(2)	Does not include the effect of NGLs.

Commodity Derivative Contracts

Whiting is 52% hedged for October – December 2015 and 45% hedged for 2016 as a percentage of September 2015 production.

The following summarizes Whiting’s crude oil hedges as of October 1, 2015:
			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	September 2015
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2015
	Q4	1,450,000	$44.48 - $54.83 - $70.54	39.3%
	2016
	Q1	1,400,000	$43.75 - $53.75 - $74.40	37.9%
	Q2	1,400,000	$43.75 - $53.75 - $74.40	37.9%
	Q3	1,400,000	$43.75 - $53.75 - $74.40	37.9%
	Q4	1,400,000	$43.75 - $53.75 - $74.40	37.9%
Collars	2015
	Q4	209,200	$ 51.06 - $ 57.37	5.7%
	2016
	Q1	250,000	$51.00 - $63.48	6.8%
	Q2	250,000	$51.00 - $63.48	6.8%
	Q3	250,000	$51.00 - $63.48	6.8%
	Q4	250,000	$51.00 - $63.48	6.8%
	2017
	Q1	250,000	$53.00 - $70.44	6.8%
	Q2	250,000	$53.00 - $70.44	6.8%
	Q3	250,000	$53.00 - $70.44	6.8%
	Q4	250,000	$53.00 - $70.44	6.8%
Swaps	2015
	Q4	251,230	$76.25	6.8%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Selected operating statistics:
Production
Oil, MBbl	11,699	8,537	36,305	23,787
NGLs, MBbl	1,487	911	3,899	2,346
Natural gas, MMcf	9,529	7,717	30,517	21,570
Oil equivalents, MBOE	14,774	10,734	45,290	29,728
Average Prices
Oil per Bbl (excludes hedging)	$39.45	$86.78	$42.63	$89.51
NGLs per Bbl	$10.55	$36.01	$13.38	$41.80
Natural gas per Mcf	$2.83	$4.08	$2.44	$5.78
Per BOE data
Sales price (including hedging)	$37.86	$74.88	$40.22	$78.88
Lease operating	$8.50	$11.56	$9.61	$12.02
Production taxes	$3.00	$6.44	$3.21	$6.66
Depreciation, depletion and amortization	$21.40	$26.61	$20.36	$26.56
General and administrative	$3.03	$3.45	$2.95	$3.53
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$508,041	$813,131	$1,627,282	$2,389,002
Total costs and expenses	$2,968,006	$561,683	$4,473,866	$1,700,799
Net income (loss) available to common shareholders	$(1,865,108)	$157,975	$(2,120,493)	$418,488
Earnings (loss) per common share, basic	$(9.14)	$1.33	$(11.01)	$3.52
Earnings (loss) per common share, diluted	$(9.14)	$1.32	$(11.01)	$3.48
Weighted average shares outstanding, basic	204,143	119,024	192,549	118,972
Weighted average shares outstanding, diluted	204,143	120,066	192,549	120,109
Net cash provided by operating activities	$373,120	$457,640	$901,256	$1,349,306
Net cash used in investing activities	$(395,418)	$(757,727)	$(1,840,315)	$(2,079,849)
Net cash provided (used in) financing activities	$(125)	$101,057	$898,690	$59,136

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$37,731	$78,100
Accounts receivable trade, net	354,488	543,172
Derivative assets	125,988	135,577
Prepaid expenses and other	39,967	86,150
Total current assets	558,174	842,999
Property and equipment:
Oil and gas properties, successful efforts method	13,795,901	14,949,702
Other property and equipment	164,278	276,582
Total property and equipment	13,960,179	15,226,284
Less accumulated depreciation, depletion and amortization	(3,013,548)	(3,083,572)
Total property and equipment, net	10,946,631	12,142,712
Goodwill	-	875,676
Debt issuance costs	76,244	53,274
Other long-term assets	91,111	104,843
TOTAL ASSETS	$11,672,160	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$124,805	$62,664
Accrued capital expenditures	125,893	429,970
Revenues and royalties payable	178,208	254,018
Production Participation Plan liability	-	113,391
Accrued liabilities and other	142,316	169,193
Taxes payable	63,390	63,822
Accrued interest	73,925	67,913
Deferred income taxes	55,398	47,545
Total current liabilities	763,935	1,208,516
Long-term debt	5,254,646	5,628,782
Deferred income taxes	586,578	1,230,630
Asset retirement obligations	137,051	167,741
Deferred gain on sale	52,133	60,305
Other long-term liabilities	27,799	20,486
Total liabilities	6,822,142	8,316,460
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 206,455,594 issued and 204,142,725 outstanding as of September 30, 2015 and 168,346,020 issued and 166,889,152 outstanding as of December 31, 2014	206	168
Additional paid-in capital	4,652,571	3,385,094
Retained earnings	189,219	2,309,712
Total Whiting shareholders' equity	4,841,996	5,694,974
Noncontrolling interest	8,022	8,070
Total equity	4,850,018	5,703,044
TOTAL LIABILITIES AND EQUITY	$11,672,160	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$504,155	$805,054	$1,674,530	$2,352,064
Gain (loss) on sale of properties	(359)	(50)	(61,937)	12,305
Amortization of deferred gain on sale	3,666	7,689	13,240	22,906
Interest income and other	579	438	1,449	1,727
Total revenues and other income	508,041	813,131	1,627,282	2,389,002
COSTS AND EXPENSES:
Lease operating expenses	125,575	124,075	435,315	357,222
Production taxes	44,303	69,106	145,410	197,993
Depreciation, depletion and amortization	316,147	285,658	922,077	789,432
Exploration and impairment	1,690,679	29,925	1,829,160	103,544
Goodwill impairment	869,713	-	869,713	-
General and administrative	44,821	37,070	133,788	104,959
Interest expense	84,551	39,632	247,984	120,821
Loss on early extinguishment of debt	-	-	5,634	-
Commodity derivative (gain) loss, net	(207,783)	(23,783)	(115,215)	26,828
Total costs and expenses	2,968,006	561,683	4,473,866	1,700,799
INCOME (LOSS) BEFORE INCOME TAXES	(2,459,965)	251,448	(2,846,584)	688,203
INCOME TAX EXPENSE (BENEFIT):
Current	(422)	(660)	(357)	7,695
Deferred	(594,425)	94,147	(725,686)	262,070
Total income tax expense (benefit)	(594,847)	93,487	(726,043)	269,765
NET INCOME (LOSS)	(1,865,118)	157,961	(2,120,541)	418,438
Net loss attributable to noncontrolling interests	10	14	48	50
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(1,865,108)	$157,975	$(2,120,493)	$418,488
EARNINGS (LOSS) PER COMMON SHARE
Basic	$(9.14)	$1.33	$(11.01)	$3.52
Diluted	$(9.14)	$1.32	$(11.01)	$3.48
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	204,143	119,024	192,549	118,972
Diluted	204,143	120,066	192,549	120,109

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) available to common shareholders	$(1,865,108)	$157,975	$(2,120,493)	$418,488
Adjustments net of tax:
Amortization of deferred gain on sale	(2,308)	(4,848)	(8,335)	(14,443)
(Gain) loss on sale of properties	226	32	38,989	(7,758)
Impairment expense	1,051,017	11,311	1,083,472	34,030
Goodwill impairment (non-taxable)	869,713	-	869,713	-
Penalties for early termination of drilling rig contracts	7,076	-	47,720	-
Early extinguishment of debt	-	-	3,546	-
Total measure of derivative (gain) loss reported under U.S. GAAP	(130,799)	(14,995)	(72,528)	16,915
Total net cash settlements received (paid) on commodity derivatives during the period	34,760	(820)	92,565	(4,519)
Adjusted net income (loss) (1)	$(35,423)	$148,655	$(65,351)	$442,713

Adjusted net income (loss) available to common shareholders per share, basic	$(0.17)	$1.25	$(0.34)	$3.72
Adjusted net income (loss) available to common shareholders per share, diluted	$(0.17)	$1.24	$(0.34)	$3.69

(1)
Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$373,120	$457,640	$901,256	$1,349,306
Exploration	21,072	11,984	108,000	49,572
Exploratory dry hole costs	(68)	(350)	(867)	(3,972)
Changes in working capital	(114,248)	68,959	(98,574)	181,475
Discretionary cash flow (1)	$279,876	$538,233	$909,815	$1,576,381

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 29, 2015 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s third quarter 2015 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10072857. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, October 29, 2015 and continuing through Thursday, November 5, 2015.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10072857.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to obtain sufficient quantities of CO2 necessary to carry out our EOR projects; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and Annual Report on Form 10-K for the year ended December 31, 2014.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.